Exhibit 99.1

News media contact:	Investor contact:
Jessica Roy	Steve Elder
Wright Express	Wright Express
207.523.6763	207.523.7769
Jessica_Roy@wrightexpress.com	Steve_Elder@wrightexpress.com
Wright Express Reports Second Quarter
2009 Financial Results
Company’s Results Exceed Top End of Guidance on Reduced Credit Loss and Higher-than-
Expected Revenue
SOUTH PORTLAND, Maine, July 29, 2009 – Wright Express Corporation (NYSE: WXS), a leading provider of payment processing and information management services to the U.S. commercial and government fleet industry, today reported financial results for the three months ended June 30, 2009.
Total revenue for the second quarter of 2009 decreased 29% to $78.6 million from $111.2 million for the second quarter of 2008. Net income to common shareholders on a GAAP basis was $93.2 million, or $2.36 per diluted share, compared with a net loss of $24.4 million, or $0.63 per share, for the same period last year.
On a non-GAAP basis, the Company’s adjusted net income for the second quarter of 2009 was $22.4 million, or $0.57 per diluted share, compared with $22.4 million, or $0.57 per diluted share, for the year-earlier period. In addition to previously excluded items, adjusted net income for the second quarter of 2009 excludes a pre-tax gain of $136.5 million on the previously announced $51 million prepayment of the Company’s future liability under an existing tax-receivable agreement.
Wright Express uses fuel-price derivative instruments to mitigate financial risks associated with the variability in fuel prices. For the second quarter of 2009, the Company’s GAAP financial results include an unrealized $22.6 million pre-tax, non-cash, mark-to-market loss on these instruments. For the second quarter of 2008, the Company reported an unrealized pre-tax, non-cash, mark-to-market loss of $74.1 million.
Exhibit 1 reconciles adjusted net income for the second quarters of 2009 and 2008, which has not been determined in accordance with GAAP, to net income as determined in accordance with GAAP.
Management uses the non-GAAP measures presented within this news release to evaluate the Company’s performance on a comparable basis, to eliminate the volatility associated with its derivative instruments and to measure the amount of cash that is available for making payments on the Company’s financing debt and for discretionary purposes. Management believes that investors may find these measures useful for the same purposes, but cautions that they should not be considered a substitute for disclosure in accordance with GAAP.
Second Quarter 2009 Performance Metrics
•	Average number of vehicles serviced increased 5% from the second quarter of 2008 to approximately 4.7 million.

•	Total fuel transactions processed declined 9% from the second quarter of 2008 to 66.1 million. Payment processing transactions decreased 8% to 51.6 million, and transaction processing transactions decreased 14% to 14.5 million.

•	Average expenditure per payment processing transaction decreased 40% from the second quarter of 2008 to $47.37.

•	Average retail fuel price declined 41% to $2.33 per gallon from $3.96 per gallon in the second quarter of 2008.

•	Total MasterCard purchase volume grew 24% to $771 million, from $623 million for the second quarter of 2008.
To provide investors with additional insight into its operational performance, Wright Express has included in this news release a table of selected non-financial metrics for the five quarters ended June 30, 2009. This table is presented as Exhibit 2.
Management Comments on the Second Quarter
“Our second-quarter results were clearly better than we anticipated, with revenue and adjusted net income both exceeding the high end of our guidance range,” said Michael Dubyak, Chairman and CEO. “Reduced credit loss was a key factor, reflecting strong performances by our credit granting and collections areas for the second consecutive quarter. Our results also benefited from higher-than-expected revenues, primarily reflecting a rise in average fuel price.”
“We continue to execute well in a difficult business climate,” Dubyak said. “Leveraging our financial strength and customer value proposition, we are competing for new business aggressively and continuing to gain market share. Our sales force again outpaced the recession-driven erosion in our existing customer base, and our total average vehicle count grew 5% from the second quarter last year.”
“Growth in our customer base, coupled with strict cost containment, is enabling us to continue to produce strong results in the business,” said Dubyak. “As a result, we have been able to steadily invest in diversification as well as fleet card growth opportunities.” “Our diversification efforts continued to perform well in the second quarter, helping offset the effects of the economic contraction in our core markets.”
“We also continue to execute successfully on our goal of deploying our consistently healthy cash flow to create the greatest possible value over time,” Dubyak said. “In the second quarter we capitalized on an opportunity to further this goal by using $51 million in cash to prepay a portion of our tax receivable liability. We expect this transaction to deliver a cash payback in less than four years while adding between $10 million and $15 million to our cash flow for the next 12 years.”
“Although the recession and slowdown in fleet activity remain with us, the strength of the Wright Express franchise positions us for a continued recovery when the economy rebounds and businesses begin to expand,” said Dubyak. “Until then, we will stay focused on aggressively managing the factors within our control and continuing to deliver solid financial results.”
Financial Guidance
Wright Express Corporation is issuing financial guidance for the third quarter and raising guidance for the full year 2009. In preparing this guidance, for the remainder of the year management is assuming 7% to 10% year-over-year declines in transaction volume within the Company’s installed base of customers due to weak economic conditions. The guidance below further assumes that credit loss for the full year 2009 will range from 18 to 23 basis points. The guidance below does not reflect the impact of any stock repurchases that may occur in 2009.
In addition, the Company’s guidance excludes the impact of non-cash, mark-to-market adjustments on its fuel-price-related derivative instruments, the amortization of purchased intangibles, and adjustments related to the deferred tax asset and related tax-receivable agreement. The guidance below also excludes the gain associated with the settlement of a portion of the liability under the tax receivable agreement. The fuel prices referenced below are based on the applicable NYMEX futures price:
•	For the third quarter of 2009, the Company expects revenue in the range of $78 million to $83 million. This is based on an assumed average retail fuel price of $2.39 per gallon.
•	For the third quarter of 2009, the Company expects adjusted net income in the range of $21 million to $23 million, or $0.54 to $0.59 per diluted share, based on approximately 39 million shares outstanding.
•	For the full year 2009, the Company expects revenue in the range of $300 million to $310 million. This is based on an assumed average retail fuel price of $2.26 per gallon.
•	For the full year 2009, the Company expects adjusted net income in the range of $77 million to $81 million, or $1.94 to $2.04 per diluted share, based on approximately 39 million shares outstanding.
Conference Call Details
In conjunction with this announcement, Wright Express will host a conference call today, July 29, 2009, at 10:00 a.m. (ET). The conference call will be webcast live on the Internet, and can be accessed at the Investor Relations section of the Wright Express website, www.wrightexpress.com. The live conference call also can be accessed by dialing (877) 407-5790 or (201) 689-8328. A replay of the webcast will be available on the Company’s website for approximately three months.
About Wright Express
Wright Express is a leading global provider of payment processing and information management services. Wright Express captures and combines transaction information from its proprietary network with specialized analytical tools and purchasing control capabilities in a suite of solutions that enable fleets to manage their vehicles more effectively. The Company’s charge cards are used by commercial and government fleets to purchase fuel and maintenance services for approximately 4.7 million vehicles. Wright Express markets its services directly to fleets and as an outsourcing partner for its strategic relationships and franchisees. The Company’s business portfolio includes a MasterCard-branded corporate card as well as TelaPoint, a provider of supply chain software solutions for petroleum distributors and retailers, and Pacific Pride, an independent fuel distributor franchisee network, as well as international subsidiaries. For more information about Wright Express, please visit www.wrightexpress.com.
This press release contains forward-looking statements, including statements regarding: expectations for the cash payback on the prepayment of a portion of the tax receivable agreement; positioning of the Company to capitalize on an economic recovery; and, the Company’s focus on financial results. These forward-looking statements include a number of risks and uncertainties that could cause actual results to differ materially, including: fuel price volatility; the Company’s failure to maintain or renew key agreements; failure to expand the Company’s technological capabilities and service offerings as rapidly as the Company’s competitors; the actions of regulatory bodies, including bank regulators, or possible changes in banking regulations impacting the Company’s industrial loan bank and the Company as the corporate parent; the uncertainties of litigation; the effects of general economics on fueling patterns and the commercial activity of fleets, as well as other risks and uncertainties identified in Item 1A of our Annual Report for the year ended December 31, 2008, filed on Form 10-K with the Securities and Exchange Commission on February 27, 2009 and the Company’s other periodic and current reports. The Company’s forward-looking statements and these factors do not reflect the potential future impact of any alliance, merger, acquisition or disposition. The forward-looking statements speak only as of the date of this press release and undue reliance should not be placed on these statements. The Company disclaims any obligation to update any forward-looking statements as a result of new information, future events or otherwise.

WRIGHT EXPRESS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share data)
(unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
	2009	2008	2009	2008

Service Revenues
Payment processing revenue	$53,794	$86,909	$98,786	$157,520
Transaction processing revenue	4,363	5,255	8,661	9,235
Account servicing revenue	9,308	7,589	18,267	15,011
Finance fees	7,279	7,419	14,343	15,070
Other	2,938	3,021	5,737	5,746

Total service revenues	77,682	110,193	145,794	202,582

Product Revenues
Hardware and equipment sales	944	1,045	2,008	1,602

Total revenues	78,626	111,238	147,802	204,184

Expenses
Salary and other personnel	18,259	18,316	36,112	35,434
Service fees	5,974	5,860	12,156	10,706
Provision for credit losses	2,567	10,823	6,802	21,219
Technology leasing and support	2,237	2,206	4,397	4,378
Occupancy and equipment	1,969	1,998	4,357	3,850
Depreciation and amortization	5,338	4,935	10,583	9,426
Operating interest expense	3,314	9,278	8,130	18,086
Cost of hardware and equipment sold	763	928	1,756	1,433
Other	5,833	5,946	11,813	11,636

Total operating expenses	46,254	60,290	96,106	116,168

Operating income	32,372	50,948	51,696	88,016

Financing interest expense	(2,048)	(3,016)	(4,068)	(6,117)
Loss on foreign currency transactions	(12)	—	(12)	—
Gain on settlement of portion of amounts due under tax receivable agreement	136,485	—	136,485	—
Net realized and unrealized losses on fuel price derivatives	(18,110)	(87,336)	(17,457)	(97,910)
Increase in amount due under tax receivable agreement	—	—	(570)	—

Income (loss) before income taxes	148,687	(39,404)	166,074	(16,011)

Income taxes	55,497	(15,021)	61,907	(6,156)

Net income (loss)	93,190	(24,383)	104,167	(9,855)

Changes in available-for-sale securities, net of tax effect of $(11) and $21 in 2009 and $(62) and $(34) in 2008	(20)	(113)	37	(61)
Changes in interest rate swaps, net of tax effect of $410 and $816 in 2009 and $589 and $(67) in 2008	708	1,054	1,408	(128)
Foreign currency translation	(150)	2	(174)	(8)

Comprehensive income (loss)	$93,728	$(23,440)	$105,438	$(10,052)

Earnings (loss) per share:
Basic	$2.43	$(0.63)	$2.71	$(0.25)
Diluted	$2.36	$(0.63)	$2.65	$(0.25)

Weighted average common shares outstanding:
Basic	38,418	38,857	38,378	39,084
Diluted	39,517	38,857	39,356	39,084

WRIGHT EXPRESS CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except per share data)
(unaudited)

	June 30,	December 31,
	2009	2008

Assets
Cash and cash equivalents	$24,318	$183,117
Accounts receivable (less reserve for credit losses of $6,362 in 2009 and $18,435 in 2008)	903,170	702,225
Income taxes receivable	4,359	7,903
Available-for-sale securities	11,137	12,533
Fuel price derivatives, at fair value	20,249	49,294
Property, equipment and capitalized software (net of accumulated depreciation of $65,829 in 2009 and $57,814 in 2008)	45,261	44,864
Deferred income taxes, net	187,957	239,957
Goodwill	315,168	315,230
Other intangible assets, net	37,315	39,922
Other assets	18,685	16,810

Total assets	$1,567,619	$1,611,855

Liabilities and Stockholders’ Equity
Accounts payable	$366,189	$249,067
Accrued expenses	24,592	34,931
Deposits	406,165	540,146
Borrowed federal funds	48,153	—
Revolving line-of-credit facility	191,800	170,600
Other liabilities	1,464	3,083
Amounts due under tax receivable agreement	112,354	309,366
Preferred stock; 10,000 shares authorized:
Series A non-voting convertible, redeemable preferred stock; 0.1 shares issued and outstanding	10,000	10,000

Total liabilities	1,160,717	1,317,193

Commitments and contingencies

Stockholders’ Equity
Common stock $0.01 par value; 175,000 shares authorized, 41,086 in 2009 and 40,966 in 2008 shares issued; 38,282 in 2009 and 38,244 in 2008 shares outstanding	411	410
Additional paid-in capital	109,178	100,359
Retained earnings	376,646	272,479
Other comprehensive loss, net of tax:
Net unrealized loss on available-for-sale securities	(16)	(53)
Net unrealized loss on interest rate swaps	(328)	(1,736)
Net foreign currency translation adjustment	(229)	(55)

Accumulated other comprehensive loss	(573)	(1,844)

Less treasury stock at cost, 2,804 shares in 2009 and 2,722 shares in 2008	(78,760)	(76,742)

Total stockholders’ equity	406,902	294,662

Total liabilities and stockholders’ equity	$1,567,619	$1,611,855

WRIGHT EXPRESS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	Six months ended
	June 30,
	2009	2008

Cash flows from operating activities
Net income (loss)	$104,167	$(9,855)
Adjustments to reconcile net income (loss) to net cash used for operating activities:
Fair value change of fuel price derivatives	29,045	77,720
Stock-based compensation	2,862	2,831
Depreciation and amortization	10,897	9,577
Gain on settlement of portion of amounts due under tax receivable agreement	(136,485)	—
Deferred taxes	51,163	(18,098)
Provision for credit losses	6,802	21,219
Loss on disposal of property and equipment	31	62
Impairment of internal-use software	421	—
Changes in operating assets and liabilities, net of effects of acquisition in 2008:
Accounts receivable	(207,724)	(494,489)
Other assets	(2,189)	(2,003)
Accounts payable	117,109	286,776
Accrued expenses	(8,154)	(4,606)
Income taxes	10,353	4,166
Other liabilities	(1,627)	(1,137)
Amounts due under tax receivable agreement	(9,527)	(9,107)
Settlement of portion of amounts due under tax receivable agreement	(51,000)	—

Net cash used for operating activities	(83,856)	(136,944)

Cash flows from investing activities
Purchases of property and equipment	(8,904)	(8,660)
Reinvestment of dividends on available-for-sale securities	(81)	—
Purchase of available-for-sale securities	—	(1,589)
Maturities of available-for-sale securities	1,535	858
Acquisition, net of cash acquired	—	(31,540)

Net cash used for investing activities	(7,450)	(40,931)

Cash flows from financing activities
Excess tax benefits from equity instrument share-based payment arrangements	—	112
Repurchase of share-based awards to satisfy tax withholdings	(899)	(2,076)
Proceeds from stock option exercises	47	356
Net (decrease) increase in deposits	(133,981)	128,637
Net increase in borrowed federal funds	48,153	66,816
Net change in revolving line-of-credit facility	21,200	19,500
Loan origination fees paid for revolving line-of-credit facility	—	(1,556)
Purchase of shares of treasury stock	(2,018)	(29,345)

Net cash (used for) provided by financing activities	(67,498)	182,444

Effect of exchange rate changes on cash and cash equivalents	5	(8)

Net change in cash and cash equivalents	(158,799)	4,561
Cash and cash equivalents, beginning of period	183,117	43,019

Cash and cash equivalents, end of period	$24,318	$47,580

Supplemental cash flow information
Interest paid	$19,755	$24,437
Income taxes paid	$390	$7,318

Exhibit 1
Wright Express Corporation
Reconciliation of Adjusted Net Income to GAAP Net Income
Second Quarter 2009
(in thousands)
(unaudited)

	Three months ended	Three months ended
	June 30, 2009	June 30, 2008
Adjusted net income	$22,413	$22,445
Non-cash, mark-to-market adjustments on derivative instruments	(22,574)	(74,145)
Amortization of purchased intangibles	(1,248)	(1,172)
Gain on extinguishment of liability	136,485	—
Tax impact of mark-to-market adjustments and amortization of purchased intangibles	(41,886)	28,489

GAAP net income (loss)	$93,190	$(24,383)

Although adjusted net income is not calculated in accordance with generally accepted accounting principles (GAAP), this measure is integral to the Company’s reporting and planning processes. The Company considers this measure integral because it eliminates the non-cash volatility associated with the derivative instruments, and excludes the amortization of purchased intangibles, the net impact of tax rate changes on the Company’s deferred tax asset and related changes in the tax-receivable agreement and the gains on the extinguishment of a portion of the tax receivable agreements. Specifically, in addition to evaluating the Company’s performance on a GAAP basis, management evaluates the Company’s performance on a basis that excludes the above items because:
•	Exclusion of the non-cash, mark-to-market adjustments on derivative instruments helps management identify and assess trends in the Company’s underlying business that might otherwise be obscured due to quarterly non-cash earnings fluctuations associated with fuel-price derivative contracts;

•	The non-cash, mark-to-market adjustments on derivative instruments are difficult to forecast accurately, making comparisons across historical and future quarters difficult to evaluate; and

•	The amortization of purchased intangibles and extinguishment of liability have no impact on the day-to-day operations of the business.
For the same reasons, Wright Express believes that adjusted net income may also be useful to investors as one means of evaluating the Company’s performance. However, because adjusted net income is a non-GAAP measure, it should not be considered as a substitute for, or superior to, net income as determined in accordance with GAAP. In addition, adjusted net income as used by Wright Express may not be comparable to similarly titled measures employed by other companies.

Exhibit 2
Wright Express Corporation
Selected Non-Financial Metrics

	Q2 2009	Q1 2009	Q4 2008	Q3 2008	Q2 2008

Fleet Payment Processing Revenue:
Payment processing transactions (000s)	51,579	49,297	51,509	55,519	55,940
Gallons per payment processing transaction	20.4	20.3	20.3	20.1	19.9
Payment processing gallons of fuel (000s)	1,050,835	1,003,189	1,047,627	1,115,908	1,112,153

Average fuel price	$2.33	2.00	2.59	4.02	3.96

Payment processing $ of fuel (000s)	$2,443,482	2,010,123	2,713,812	4,488,293	4,403,377

Net payment processing rate	1.85%	1.94%	1.86%	1.71%	1.82%

Fleet payment processing revenue (000s)	$45,205	38,988	50,407	76,802	80,217

MasterCard Payment Processing Revenue:

MasterCard purchase volume (000s)	$771,469	649,048	585,967	670,137	622,844
Net interchange rate	1.11%	0.93%	0.99%	1.03%	1.07%

MasterCard payment processing revenue (000s)	$8,589	6,004	5,830	6,883	6,692
Definitions:
Payment processing transactions represents the total number of purchases made by fleets that have a payment processing relationship with Wright Express.
Payment processing gallons of fuel represents the total number of gallons of fuel purchased by fleets that have a payment processing relationship with Wright Express.
Payment processing $ of fuel represents the total dollar value of the fuel purchased by fleets that have a payment processing relationship with Wright Express.
Net payment processing rate represents the percentage of the dollar value of each payment processing transaction that Wright Express records as revenue from merchants less any discounts given to fleets or strategic relationships.
MasterCard purchase volume represents the total dollar value of all transactions that use a Wright Express MasterCard-branded product.
Net interchange rate represents the percentage of the dollar value of each MasterCard transaction that Wright Express records as revenue less any discounts given to customers.